Exhibit g.5

INVESTMENT SUB-ADVISORY AGREEMENT

(Nuveen Closed-End Municipal Bond Funds)

THIS AGREEMENT is made as of the 31st day of December, 2010, between Nuveen Fund Advisors, Inc., a Delaware corporation (the “Adviser”), and Nuveen Asset Management, LLC a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, the Adviser acts as the investment adviser for each of the closed-end management investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”) listed on Appendix A (each a “Fund” and collectively, the “Funds”), pursuant to investment advisory agreements between the Adviser and each Fund (the “Advisory Agreement”);

WHEREAS, the Adviser desires to retain the Sub-Adviser to furnish investment advisory services for each Fund, upon the terms and conditions hereafter set forth;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, the parties agree as follows:

1. Appointment of Sub-Adviser. The Adviser desires to engage and hereby appoints the Sub-Adviser to provide certain sub-investment advisory services to each Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts the appointment and agrees to furnish the services described herein for the compensation set forth below.

2. Duties of Sub-Adviser.

The Sub-Adviser is hereby employed and authorized to conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the assets in each Fund. In connection therewith, the Sub-Adviser will (a) make investment decisions for the Fund; (b) place purchase and sale orders for portfolio transactions in the Fund; (c) employ professional portfolio managers and securities analysts to provide research services relating to the Fund; (d) employ qualified personnel to assist in the supervision of the Fund’s investment program and to monitor the level of risk incurred by the Fund in connection with its investment program; (e) provide input requested by the Adviser with respect to the possible forms and levels of leverage employed by the Fund, and help monitor the Fund’s compliance with leverage limits imposed under the 1940 Act; (f) provide assistance in connection with determining dividend and distribution levels for the Fund and preparing and reviewing dividend and distribution notices to shareholders; and (g) discuss with the Adviser, and take into account, tax issues arising in connection with management of the Fund’s portfolio. Subject to the supervision of each Fund’s Board of Directors (the “Board”) and the Adviser, the Sub-Adviser will manage the assets in each Fund in accordance with (a) the Fund’s investment objective(s), policies and restrictions, to the extent the Sub-Adviser has been notified of such objectives, policies and restrictions, (b) the Charter Documents (as such term is defined below) of the Fund, to the extent that they have been provided to the Sub-Adviser, and (c) applicable laws and regulations.

The Adviser has furnished to the Sub-Adviser each Fund’s compliance procedures pursuant to Rules 10f-3, 17a-7, and 17e-1 under the 1940 Act (collectively, the “Compliance Procedures”), the Articles of Incorporation or Declaration of Trust and Bylaws of each Fund, each as amended to date (the “Charter Documents”), and each Fund’s investment objective(s), policies and restrictions. The Adviser agrees, on an ongoing basis, to provide to the Sub-Adviser, as promptly as practicable, copies of all amendments and supplements to the Compliance Procedures, all amendments to the Charter Documents and all revisions to a Fund’s investment objective(s), policies and restrictions.

3. Brokerage. In selecting brokers or dealers to execute transactions on behalf of a Fund, the Sub-Adviser will seek the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser will consider factors it deems relevant, including, without limitation, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, the Sub-Adviser is authorized to consider brokerage and research services (within the meaning of
Section 28(e) of the Securities Exchange Act of 1934, as amended). The Sub-Adviser will not execute any portfolio transactions with a broker or dealer which is an “affiliated person” (as defined in the 1940 Act) of the Sub-Adviser or the Adviser, except pursuant to the any 17e-1 Policies and Procedures for affiliated brokerage transactions that have been approved by Board for such Fund. The Adviser will provide the Sub-Adviser with a list of brokers and dealers that are “affiliated persons” of the Adviser.

4. Proxy Voting. The Sub-Adviser shall vote all proxies with respect to securities held in a Fund in accordance with the Sub-Adviser’s proxy voting guidelines and procedures in effect from time to time. In the event material changes are made to such proxy voting guidelines, the Sub-Adviser agrees to provide the Adviser with a copy of the revised proxy voting guidelines. The Adviser agrees to instruct each Fund’s custodian to forward all proxy materials and related shareholder communications to the Sub-Adviser promptly upon receipt. The Sub-Adviser agrees to promptly inform the Adviser and any Fund of any conflict of interest of which the Sub-Adviser is aware that the Sub-Adviser has in voting proxies with respect to securities held in such Fund. The Sub-Adviser shall not be liable with regard to voting of proxies or other corporate actions if the proxy materials and related communications are not received in a timely manner.

5. Information Provided to the Adviser.

(a) The Sub-Adviser will keep the Adviser informed of developments materially affecting any Fund and will, on its own initiative, furnish the Adviser from time to time with whatever information the Sub-Adviser believes is appropriate for this purpose.

(b) The Sub-Adviser will confer with the Adviser as the Adviser may reasonably request regarding the investment and management of each Fund. The Sub-Adviser will not be required to advise the Adviser or act for the Adviser or any Fund in any legal proceedings, including bankruptcies or class actions, involving securities in any Fund or the issuers of the securities.

(c) The Sub-Adviser agrees to comply with all reporting requirements that the Board or the Adviser reasonably adopt and communicate to the Sub-Adviser in writing, including reporting requirements related to performance of any Fund, brokerage practices, and proxy voting.

(d) The Sub-Adviser will monitor the pricing of portfolio securities, and events relating to the issuers of those securities and the markets in which the securities trade in the ordinary course of managing the portfolio securities of each Fund, and will notify the Adviser promptly of any issuer-specific or market events or other situations that occur that may materially impact the pricing of one or more securities in such Fund. In addition, upon the request of Adviser, the Sub-Adviser will assist the Adviser in evaluating the impact that such an event may have on the net asset value of a Fund and in determining a recommended fair value of the affected security or securities. Sub-Adviser shall not be liable for any valuation determined or adopted by any Fund, unless such determination is made based upon information provided by the Sub-Adviser that is materially incorrect or incomplete as a result of the Sub-Adviser’s gross negligence.

(e) The Sub-Adviser has provided the Adviser with a true and complete copy of its compliance policies and procedures that are reasonably designed to prevent violations of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) and Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) (the “Sub-Adviser Compliance Policies”). The Sub-Adviser’s chief compliance officer (the “Sub-Adviser CCO”) shall provide to the Fund’s chief compliance officer (the “Fund CCO”) or his or her delegate, promptly (and in no event more than 10 business days) after the occurrence of the triggering event, the following:

(i) a report of any material changes to the Sub-Adviser Compliance Policies;

(ii) a report of any “material compliance matters,” as defined by Rule 38a-1 under the 1940 Act, that have occurred in connection with the Sub-Adviser Compliance Policies;

(iii) a copy of a summary of the Sub-Adviser CCO’s report with respect to the annual review of the Sub-Adviser Compliance Policies pursuant to Rule 206(4)-7 under the Advisers Act; and

(iv) an annual (or more frequently as the Fund CCO may request) certification regarding the Sub-Adviser’s compliance with Rule 206(4)-7 under the Advisers Act and Section 38a-1 under the 1940 Act as well as the foregoing sub-paragraphs (i)—(iii).

(f) The Sub-Adviser will timely notify the Adviser of any material violations by the Sub-Adviser of a Fund’s investment policies or restrictions or any applicable law or regulation.

6. Standard of Care. The Sub-Adviser shall exercise its best judgment in rendering the services described in paragraphs 2, 3 and 4 above. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund or the Adviser in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-Adviser’s part in the performance of its duties or from reckless disregard by the Sub-Adviser of its obligations and duties under this

Agreement (each such act or omission shall be referred to as “Disqualifying Conduct”). Neither the Sub-Adviser nor its members, partners, officers, employees and agents shall be liable to the Adviser, any Fund, any Fund’s shareholders or any other person (a) for the acts, omissions, errors of judgment or mistakes of law of any other fiduciary or other person with respect to a Fund or (b) for any failure or delay in performance of the Sub-Adviser’s obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

The Sub-Adviser does not guarantee the future performance of any Fund or any specific level of performance, the success of any investment decision or strategy that the Sub-Adviser may use, or the success of the Sub-Adviser’s overall management of a Fund. The Adviser understands that investment decisions made for a Fund by the Sub-Adviser are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable.

7. Compensation. In consideration of the services rendered pursuant to this Agreement, the Adviser will pay the Sub-Adviser on the fifth business day of each month a fee equal to the percentage allocation of the fees (net of applicable breakpoints, waivers and reimbursements) paid by each Fund to the Adviser under the Advisory Agreement for such Fund as set forth in Appendix A. The fee for the period from the date of this Agreement to the end of the calendar month shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

8. Expenses. The Sub-Adviser will bear all of its expenses in connection with the performance of its services under this Agreement. All other expenses to be incurred in the operation of a Fund will be borne by such Fund, except to the extent specifically assumed by the Adviser or Sub-Adviser. The expenses to be borne by a Fund include, by way of example, but not by way of limitation, (a) brokerage and commission expenses; (b) Federal, state, local and foreign taxes, including issue and transfer taxes incurred by or levied on the Fund; (c) interest charges on borrowings; (d) the Fund’s organizational and offering expenses; (e) fees and expenses of registering the Fund’s shares under the appropriate Federal securities laws and qualifying the Fund’s shares under applicable state securities laws; (f) fees and expenses of listing and maintaining the listing of the Fund’s shares on the principal securities exchanges where listed, or, if the Fund’s shares are not so listed, fees and expenses of listing and maintaining the quotation of the Fund’s shares on the principal securities market where traded; (g) expenses of printing and distributing reports to shareholders; (h) expenses of shareholders’ meetings and proxy solicitation; (i) charges and expenses of the Fund’s administrator, custodian and registrar, transfer agent and dividend disbursing agent; (j) compensation of the Fund’s officers, directors and employees that are not affiliated persons or interested persons (as defined in Section 2(a)(19) of the 1940 Act and the rules, regulations and releases relating thereto) of the Adviser or Sub-Adviser; (k) legal and auditing expenses; (l) cost of certificates representing shares of the Fund; (m) costs of stationery and supplies; (n) insurance expenses; and (o) association membership dues.

9. Services to Other Companies or Accounts. The Adviser understands that the Sub-Adviser now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts and as investment adviser to other investment companies, and the Adviser has no objection to the Sub-Adviser so acting, provided that whenever a Fund and one or more other accounts or investment companies advised by the Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a methodology believed to be equitable to each entity. The Sub-Adviser agrees to similarly allocate opportunities to sell securities. The Adviser recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for a Fund. In addition, the Adviser understands that the persons employed by the Sub-Adviser to assist in the performance of the Sub-Adviser’s duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Sub-Adviser or any affiliate of the Sub-Adviser to engage in and devote time and attention to other business or to render services of whatever kind or nature.

10. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it specifically maintains for a Fund are the property of the Fund and further agrees to surrender promptly to the Fund copies of any of such records upon the Fund’s or the Adviser’s request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule.

11. Term of Agreement. Unless sooner terminated, this Agreement shall continue in effect until August 1, 2012. Thereafter, this Agreement shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by the Board of each Fund in the manner required by the 1940 Act. This Agreement is terminable, without penalty, on 60 days’ written notice (the date of termination may be less than 60 days after the written notice of termination so long as the duration of the notice period is agreed upon by the Adviser and Sub-Adviser) by the Adviser, by a Fund’s Board, by vote of a majority of a Fund’s outstanding voting securities, or by the Sub-Adviser, and will immediately terminate upon termination of the Advisory Agreement with respect to a Fund. This Agreement also will terminate automatically in the event of its assignment (as defined in the 1940 Act). Any termination of this Agreement with respect to a Fund or Funds will not result in the termination of this Agreement with respect to any other Fund or Funds.

12. Trade Settlement at Termination. Termination will be without prejudice to the completion of any transaction already initiated. On, or after, the effective date of termination, the Sub-Adviser shall be entitled, without prior notice to the Adviser or a Fund, to direct the Fund’s custodian to retain and/or realize any assets of the Fund as may be required to settle transactions already initiated. Following the date of effective termination, any new transactions will only be executed by mutual agreement between the Adviser and the Sub-Adviser.

13. Indemnification. (a) The Adviser agrees to indemnify and hold harmless the Sub-Adviser and its members, partners, officers, employees, agents, successors and assigns (each a “Sub-Adviser Indemnified Person”) from and against any and all claims, losses, liabilities or damages (including reasonable attorneys’ fees and other related expenses) to which any Sub-Adviser Indemnified Person may become subject as a result of the Adviser’s material breach of this Agreement or as a result of the Adviser’s willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties hereunder or violation of applicable law; provided, however, that no Sub-Adviser Indemnified Person shall be indemnified for any claim, loss, liability or damage that may be sustained as a result of the Sub-Adviser’s Disqualifying Conduct.

(b) The Sub-Adviser agrees to indemnify and hold harmless the Adviser and any Fund and their respective shareholders, members, partners, directors, officers, employees, agents, successors and assigns (each an “Adviser Indemnified Person”) from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) to which any Adviser Indemnified Person may become subject as a result of the Sub-Adviser’s material breach of this Agreement or as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties hereunder or violation of applicable law; provided, however, that no Adviser Indemnified Person shall be indemnified for any claim, loss, liability or damage that may be sustained as a result of the Adviser’s Disqualifying Conduct.

14. Delegation to Third Parties. Except where prohibited by applicable law or regulation, the Sub-Adviser may delegate or may employ a third party to perform any accounting, administrative, reporting and ancillary services required to enable the Sub-Adviser to perform its functions under this Agreement. Notwithstanding any other provision of the Agreement, the Sub-Adviser may provide information about the Adviser and any Fund to any such third party for the purposes of this paragraph, provided that the third party is subject to a confidentiality agreement that specifically prevents the misuse of any such information, including portfolio holdings. The Sub-Adviser will act in good faith and with due diligence in the selection, use and monitoring of third parties and shall be solely responsible for any loss, mistake, gross negligence or misconduct caused by such third party.

15. Disclosure. (a) Neither the Adviser, on its own behalf or on behalf of any Fund, or the Sub-Adviser shall disclose information of a confidential nature acquired in consequence of this Agreement, except for information that they may be entitled or bound to disclose by law, regulation or that is disclosed to their advisors where reasonably necessary for the performance of their professional services or, in the case of the Sub-Adviser, as permitted in accordance with Section 14 of this Agreement.

(b) Notwithstanding the provisions of Subsection 15(a), to the extent that any market counterparty with whom the Sub-Adviser deals requires information relating to any Fund (including, but not limited to, the identity of the Adviser or the Fund and market value of the Fund), the Sub-Adviser shall be permitted to disclose such information to the extent necessary to effect transactions on behalf of a Fund in accordance with the terms of this Agreement.

(c) Notwithstanding the provisions of Subsections 15(a) and 15(b), the Sub-Adviser acknowledges that the Adviser and each Fund intend to rely on Rule 17a-7, Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Sub-Adviser hereby agrees that it shall not consult with any other sub-adviser to a fund under common control with a Fund with respect to transactions for a Fund in securities or other assets.

16. Instructions to Custodian. The Sub-Adviser shall have authority to issue to each Fund’s custodian such instructions as it may consider appropriate in connection with the settlement of any transaction relating to a Fund that it has initiated. The Adviser shall ensure that each Fund’s custodian is obliged to comply with any instructions of the Sub-Adviser given in accordance with this Agreement. The Sub-Adviser will not be responsible for supervising a Fund’s custodian.

17. Representations and Warranties. (a) The Adviser represents and warrants to the Sub-Adviser that the Adviser:

(i) has full power and authority to appoint the Sub-Adviser to manage a Fund in accordance with the terms of this Agreement; and

(ii) this Agreement is valid and has been duly authorized by appropriate action of the Adviser, the Board of each Fund and each Fund’s shareholders, does not violate any obligation by which the Adviser is bound, and when so executed and delivered, will be binding upon the Adviser in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and general principles of equity.

(b) The Sub-Adviser represents and warrants to the Adviser that the Sub-Adviser:

(i) is registered as an “investment adviser” under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect;

(ii) is not currently the subject of, and has not been the subject of during the last three (3) years, any enforcement action by a regulator, except as previously disclosed to the Adviser; and

(iii) maintains insurance coverage in an appropriate amount and shall upon request provide to the Adviser any information it may reasonably require concerning the amount of or scope of such insurance.

18. Miscellaneous.

(a) Notices. All notices provided for by this Agreement shall be in writing and shall be deemed given when received, against appropriate receipt, by the General Counsel of the Adviser or Sub-Adviser, as the case may be, or such other person as a party shall designate by notice to the other parties.

(b) Amendment. This Agreement may be amended at any time, but only by written agreement between the Adviser and the Sub-Adviser, which amendment must be approved by the Board of each affected Fund in the manner required by the 1940 Act. Notwithstanding the foregoing and subject to approval by the Board of a new Fund in the manner required by the 1940 Act, this Agreement may be amended at any time to add additional Funds to Appendix A and the compensation to the Sub-Adviser for such additional Funds to Appendix B, such mutual agreement between the Adviser and the Sub-Adviser to be evidenced by a revised Appendix A and Appendix B and performance of each parties obligations hereunder with respect to such new Funds.

(c) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes any prior agreement among the parties relating to the subject matter hereof.

(d) Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

(e) Headings. The paragraph headings of this Agreement are for convenience of reference and do not constitute a part hereof.

(f) Governing Law. This Agreement shall be governed in accordance with the internal laws of the State of Illinois, without giving effect to principles of conflict of laws.

(g) Use of Sub-Adviser’s Name. The Adviser shall furnish to the Sub-Adviser all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution which refers to the Sub-Adviser by name prior to the use thereof. The Adviser shall not use or cause any Fund to use any such materials if the Sub-Adviser reasonably objects to such use. This paragraph shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

Nuveen Fund Advisors, Inc.

By:	/S/ GIFFORD R. ZIMMERMAN

Name:	GIFFORD R. ZIMMERMAN

Title:	MANAGING DIRECTOR

Nuveen Asset Management, LLC

By:	/S/ KEVIN J. MCCARTHY

Name:	KEVIN J. MCCARTHY

Title:	MANAGING DIRECTOR

APPENDIX A

Nuveen Closed-End Muncipal Bond Funds	% Allocation of Management Fee (net of applicable breakpoints, waivers and reimbursements
Nuveen California Dividend Advantage Municipal Fund (NAC)	38.4615%
Nuveen Dividend Advantage Municipal Fund (NAD)	38.4615%
Nuveen New York Dividend Advantage Municipal Fund (NAN)	38.4615%
Nuveen Arizona Premium Income Municipal Fund, Inc. (NAZ)	38.4615%
Nuveen Ohio Dividend Advantage Municipal Fund (NBJ)	38.4615%
Nuveen California Municipal Value Fund, Inc. (NCA)(*)	71.4286%
Nuveen California Municipal Value Fund 2 (NCB)	41.6667%
Nuveen Insured California Premium Income Municipal Fund 2, Inc. (NCL)	38.4615%
Nuveen California Municipal Market Opportunity Fund, Inc. (NCO)	38.4615%
Nuveen California Performance Plus Municipal Fund, Inc. (NCP)	38.4615%
Nuveen California Premium Income Municipal Fund (NCU)	38.4615%
Nuveen Insured Tax-Free Advantage Municipal Fund (NEA)	38.4615%
Nuveen Enhanced Municipal Value Fund (NEV)	38.4615%
Nuveen Connecticut Dividend Advantage Municipal Fund (NFC)	38.4615%
Nuveen Maryland Dividend Advantage Municipal Fund (NFM)	38.4615%
Nuveen Arizona Dividend Advantage Municipal Fund (NFZ)	38.4615%
Nuveen Virginia Dividend Advantage Municipal Fund (NGB)	38.4615%
Nuveen Connecticut Dividend Advantage Municipal Fund (NGK)	38.4615%
Nuveen Connecticut Dividend Advantage Municipal Fund (NGO)	38.4615%
Nuveen Insured Massachusetts Tax-Free Advantage Municipal Fund (NGX)	38.4615%
Nuveen Premier Insured Municipal Income Fund, Inc. (NIF)	38.4615%
Nuveen North Carolina Dividend Advantage Municipal Fund 3 (NII)	38.4615%
Nuveen Select Maturities Municipal Fund (NIM)	40.0000%
Nuveen Insured Municipal Opportunity Fund, Inc. (NIO)	38.4615%
Nuveen New Jersey Municipal Value Fund (NJV)	41.6667%
Nuveen Georgia Dividend Advantage Municipal Fund 2 (NKG)	38.4615%
Nuveen Insured California Dividend Advantage Municipal Fund (NKL)	38.4615%
Nuveen Insured New York Dividend Advantage Municipal Fund (NKO)	38.4615%
Nuveen Arizona Dividend Advantage Municipal Fund 2 (NKR)	38.4615%
Nuveen Insured California Tax-Free Advantage Municipal Fund (NKX)	38.4615%
Nuveen Municipal Advantage Fund, Inc. (NMA)	38.4615%
Nuveen Massachusetts Dividend Advantage Municipal Fund (NMB)	38.4615%
Nuveen Municipal High Income Opportunity Fund 2 (NMD)	46.6667%
Nuveen Municipal Income Fund, Inc. (NMI)(*)	71.4286%
Nuveen Municipal Market Opportunity Fund, Inc. (NMO)	38.4615%
Nuveen Michigan Premium Income Municipal Fund, Inc. (NMP)	38.4615%
Nuveen Massachusetts Premium Income Municipal Fund (NMT)	38.4615%
Nuveen Maryland Premium Income Municipal Fund (NMY)	38.4615%
Nuveen Municipal High Income Opportunity Fund (NMZ)	46.6667%
Nuveen Virginia Dividend Advantage Municipal Fund 2 (NNB)	38.4615%
Nuveen North Carolina Premium Income Municipal Fund (NNC)	38.4615%

A-1

Nuveen Insured New York Premium Income Municipal Fund, Inc. (NNF)	38.4615%
Nuveen New Jersey Premium Income Municipal Fund, Inc. (NNJ)	38.4615%
Nuveen North Carolina Dividend Advantage Municipal Fund 2 (NNO)	38.4615%
Nuveen New York Performance Plus Municipal Fund, Inc. (NNP)	38.4615%
Nuveen New York Municipal Value Fund, Inc. (NNY)(*)	71.4286%
Nuveen Missouri Premium Income Municipal Fund (NOM)	38.4615%
Nuveen Insured California Premium Income Municipal Fund, Inc. (NPC)	38.4615%
Nuveen Premier Municipal Income Fund, Inc. (NPF)	38.4615%
Nuveen Georgia Premium Income Municipal Fund (NPG)	38.4615%
Nuveen Premium Income Municipal Fund, Inc. (NPI)	38.4615%
Nuveen Premium Income Municipal Fund 2, Inc. (NPM)	38.4615%
Nuveen Pennsylvania Municipal Value Fund (NPN)	41.6667%
Nuveen Performance Plus Municipal Fund, Inc. (NPP)	38.4615%
Nuveen Premium Income Municipal Fund 4, Inc. (NPT)	38.4615%
Nuveen Virginia Premium Income Municipal Fund (NPV)	38.4615%
Nuveen Insured Premium Income Municipal Fund 2 (NPX)	38.4615%
Nuveen Pennsylvania Premium Income Municipal Fund 2 (NPY)	38.4615%
Nuveen California Investment Quality Municipal Fund, Inc. (NQC)	38.4615%
Nuveen Insured Quality Municipal Fund, Inc. (NQI)	38.4615%
Nuveen New Jersey Investment Quality Municipal Fund, Inc. (NQJ)	38.4615%
Nuveen Investment Quality Municipal Fund, Inc. (NQM)	38.4615%
Nuveen New York Investment Quality Municipal Fund, Inc. (NQN)	38.4615%
Nuveen Pennsylvania Investment Quality Municipal Fund (NQP)	38.4615%
Nuveen Select Quality Municipal Fund, Inc. (NQS)	38.4615%
Nuveen Quality Income Municipal Fund, Inc. (NQU)	38.4615%
Nuveen North Carolina Dividend Advantage Municipal Fund (NRB)	38.4615%
Nuveen Insured New York Tax-Free Advantage Municipal Fund (NRK)	38.4615%
Nuveen Connecticut Premium Income Municipal Fund (NTC)	38.4615%
Nuveen Texas Quality Income Municipal Fund (NTX)	38.4615%
Nuveen California Quality Income Municipal Fund, Inc. (NUC)	38.4615%
Nuveen New Jersey Dividend Advantage Municipal Fund 2 (NUJ)	38.4615%
Nuveen Michigan Quality Income Municipal Fund, Inc. (NUM)	38.4615%
Nuveen New York Quality Income Municipal Fund, Inc. (NUN)	38.4615%
Nuveen Ohio Quality Income Municipal Fund, Inc. (NUO)	38.4615%
Nuveen Municipal Value Fund, Inc. (NUV)(*)	71.4286%
Nuveen Municipal Value Fund 2 (NUW)	41.6667%
Nuveen California Select Quality Municipal Fund, Inc. (NVC)	38.4615%
Nuveen Insured Dividend Advantage Municipal Fund (NVG)	38.4615%
Nuveen Ohio Dividend Advantage Municipal Fund 3 (NVJ)	38.4615%
Nuveen New York Select Quality Municipal Fund, Inc. (NVN)	38.4615%
Nuveen California Dividend Advantage Municipal Fund 2 (NVX)	38.4615%
Nuveen Pennsylvania Dividend Advantage Municipal Fund 2 (NVY)	38.4615%
Nuveen Maryland Dividend Advantage Municipal Fund 3 (NWI)	38.4615%
Nuveen California Select Tax-Free Income Portfolio (NXC)	42.8571%
Nuveen Arizona Dividend Advantage Municipal Fund 3 (NXE)	38.4615%
Nuveen Ohio Dividend Advantage Municipal Fund (NXI)	38.4615%
Nuveen New Jersey Dividend Advantage Municipal Fund (NXJ)	38.4615%
Nuveen New York Dividend Advantage Municipal Fund 2 (NXK)	38.4615%
Nuveen Pennsylvania Dividend Advantage Municipal Fund (NXM)	38.4615%
Nuveen New York Select Tax-Free Income Portfolio (NXN)	42.8571%
Nuveen Select Tax-Free Income Portfolio (NXP)	60.0000%

A-2

Nuveen Select Tax-Free Income Portfolio 2 (NXQ)	42.8571%
Nuveen Select Tax-Free Income Portfolio 3 (NXR)	42.8571%
Nuveen Dividend Advantage Municipal Fund 2 (NXZ)	38.4615%
Nuveen New York Municipal Value Fund 2 (NYV)	41.6667%
Nuveen Dividend Advantage Municipal Fund 3 (NZF)	38.4615%
Nuveen California Dividend Advantage Municipal Fund 3 (NZH)	38.4615%
Nuveen Maryland Dividend Advantage Municipal Fund 2 (NZR)	38.4615%
Nuveen Michigan Dividend Advantage Municipal Fund (NZW)	38.4615%
Nuveen Georgia Dividend Advantage Municipal Fund (NZX)	38.4615%

(*)Funds pay both an asset-based as well as an income-based management fee. NAM LLC receives the specified percentage of the asset-based fee.

A-3